UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-50345	20-0154352
(State or other jurisdiction) of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-430-2500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act

(17 CFR 240.13e- 4(c))

Section 2-Financial Information

Item 2.01 Completion of Acquisition of Disposition of Assets.

On December 4, 2015, Old Line Bancshares, Inc. (“Bancshares”), the parent company of Old Line Bank, completed its acquisition of Regal Bancorp, Inc. (“Regal”), the parent company of Regal Bank & Trust (“Regal Bank”), through the merger of Regal with and into Bancshares (the “Merger”).  The Merger was consummated pursuant to the Agreement and Plan of Merger dated as of August 5, 2015, by and between Bancshares and Regal, as amended (the “Merger Agreement”).

As a result of the Merger, each share of preferred stock of Regal was converted into the right to receive $2.00 in cash, and each share of common stock of Regal was converted into the right to receive, at the holder’s election, $12.68 in cash or 0.7718 shares of Bancshares’ common stock, provided (i) cash will be paid in lieu of any fractional shares of Bancshares common stock and (ii) no more than 59% of the total consideration paid in the merger could consist of cash.  As a result Bancshares will issue approximately 230,633 shares of its common stock and pay approximately $2.85 million in cash in exchange for the shares of common stock and preferred stock of Regal Bancorp in the Merger.  The aggregate Merger consideration was approximately $6.6 million as calculated pursuant to the Merger Agreement, with a value of approximately $7.0 million based on recent market prices of Bancshares’ common stock.

In connection with the Merger, the parties have caused Regal Bank to merge with and into Old Line Bank, with Old Line Bank the surviving bank.

A copy of the press release announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)  Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)  Exhibits

99.1Press release dated December 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date:  December 7, 2015By:  /s/ Elise M. Hubbard

              Elise M. Hubbard, Senior Vice President

        and Chief Financial Officer